EXHIBIT 12

                              WHITMAN CORPORATION
         STATEMENT OF CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)


                                         Years Ended December 31,
                              ----------------------------------------------
                               1995      1994      1993      1992      1991
                              ------    ------    ------    ------    ------

Earnings:
Income from Continuing
 Operations before Taxes     $ 259.7   $ 212.7   $ 212.2   $ 170.6   $ 161.7
Fixed Charges Excluding
 Capitalized Interest           86.7      82.2     105.9     106.9     138.2
                             -------   -------   -------   -------   -------
Income as Adjusted           $ 346.4   $ 294.9   $ 318.1   $ 277.5   $ 299.9
                             =======   =======   =======   =======   =======


Fixed Charges:
Interest Expense             $  74.6   $  71.1   $  96.2   $  97.7   $ 128.6
Portion of Rents
 Representative of
 Interest Factor                12.1      11.1       9.7       9.2       9.6
                             -------   -------   -------   -------   -------
Fixed Charges Excluding
 Capitalized Interest           86.7      82.2     105.9     106.9     138.2
 Capitalized Interest            0.2       0.2       0.2       0.2       0.2
                             -------   -------   -------   -------   -------
Total Fixed Charges          $  86.9   $  82.4   $ 106.1   $ 107.1   $ 138.4
                             =======   =======   =======   =======   =======

Ratio of Earnings to
 Fixed Charges                   4.0x      3.6x      3.0x      2.6x      2.2x
                             =======   =======   =======   =======   =======